Exhibit 99.1

RESEARCH FRONTIERS DIRECTOR GRAHAM SETTLE now focusing on humanitarian efforts in afghanastan and Ukraine

WOODBURY, NY, June 13, 2022. Research Frontiers Inc. announced today the retirement of Board member William Graham Settle effective June 13, 2022. Graham Settle has been a member of the Board since 2020, was the Chairman of its Compensation and Stock Option Committee and was a member of the Company’s Audit and Nominating and Corporate Governance Committees.

Mr. Settle noted: “Serving on Research Frontiers’ Board has given me confidence that our company is on an exciting path to transform how cars, buildings, aircraft and other vehicles and consumer electronics are made and used, and their benefits to the environment and society. My responsibilities to my family and professional life have taken more of my time and energy than I had anticipated when I joined the Research Frontiers Board in 2020. And the demands on my time and concentration escalated when I joined the effort to evacuate and resettle our Afghan allies after the United States withdrew in late August and with humanitarian efforts in Eastern Europe. I started my relationship with Research Frontiers in 1986 when it became a public company. As a long-time shareholder, I am grateful for the opportunity to serve on this Board and plan to continue to be engaged, albeit less formally, with the Company.”

Joseph M. Harary, President and CEO of Research Frontiers noted: “Through the years, and even before becoming a member of our Board of Directors in 2020, Graham has been a steady presence and familiar face at Research Frontiers and in the smart glass industry, and has made valuable contributions to Research Frontiers. While we all will miss having his insights and experience at our Board meetings, we will continue to draw upon his expertise and knowledge through his service on our Advisory Board. When a person has the ability and opportunity to save human lives, we must do everything we can to support that effort.”

For those wishing to learn more about Graham Settle’s humanitarian efforts in Ukraine and Afghanistan and about Operation We Care, please contact Research Frontiers at info@SmartGlass.com.

William Graham Settle

Mr. Settle was first introduced to the Company by its founder, Bob Saxe, in 1986 at the time of Research Frontiers Initial Public Offering, four years after beginning his career on Wall Street with Morgan Stanley/Dean Witter in 1982. His due diligence and involvement over time has led him to make significant investments including direct participation in the Company’s capital raising transactions and purchases in the open market. Mr. Settle became a formal member of Research Frontiers Board of Directors in 2020.

In 1994, Mr. Settle was tapped to manage AT&T Capital’s newly established small and medium enterprise initiative in North and South Carolina. The 1996 acquisition of AT&T Capital marked the beginning of 18 years of foreign operations with a move to Bosnia and Herzegovina to establish the war-torn nation’s first micro-finance institution. Under his leadership, and in partnership with bilateral and multilateral shareholders, the fledgling firm reached profitability and went on to rank #14 in Forbes Top 50.

Mr. Settle continued to serve in the Balkans as Chief of Mission for World Bank Group’s private sector International Finance Corporation (IFC) in Sarajevo and later in Belgrade where he led the in-country liaison for World Bank Group’s diplomatic accreditation and forensic audit of Serbia’s arrears in the prelude to Paris Club negotiations.

After the World Bank Group assignments, Graham Settle’s high-level roles in the Asian Development Bank (ADB) included board membership on investee companies, focal point for all private sector development programs for developing member countries in the Asia and Pacific region and Regional Mission Head of Private Sector Development for Central Asia in Almaty, Kazakhstan.

Mr. Settle was also Senior Advisor to Kazakhstan Independent Directors Association and primary instructor for CFA candidates in Ethics and Professional Standards. In 2012 he was a Founder of the Intelligence By Design Eurasian Training Alliance public-private partnership with SAP, Pearson Education and the Government of Kazakhstan.

Through his participation on special projects for Research Frontiers in Asia, Europe and North America, Graham Settle developed first-hand knowledge of the Company, its technology and the industries it serves, with personal interaction with key SPD emulsion/film and glass licensees and customers around the globe. His international business and government experience and financial and strategic consulting abroad contributed a global perspective to Research Frontiers on these projects, and continue to provide this as a member of the Research Frontiers Board.

Graham Settle was also a founding member of identity theft and cybersecurity firm InfoArmor in 2007. InfoArmor was acquired by All State Insurance in 2018.

After the loss of his wife Amy, Graham took a year-long sabbatical homeschooling his two young children as they traveled to 15 countries in 2017-2018. Mr. Settle also personally sponsored a Bosnian student for university studies in the USA.

Mr. Settle is a Chartered Financial Analyst, completed the US Marine Corps Platoon Leader Course in Quantico, was an AAU Boxing champion, completed the Strategic Negotiations executive program at Harvard University and has an MBA from East Carolina University.

Graham has 18 years of international in-country operational experience in Asia and Pacific, Caucuses and Eurasia, Central Asia, Middle East, Southern, Eastern, and Central Europe.

In addition to his accomplishments in developing countries, Graham Settle has created companies, trained professionals and published and lectured around the globe in multiple disciplines.

About Research Frontiers

Research Frontiers (Nasdaq: REFR) is a publicly traded technology company and the developer of patented SPD-Smart light-control film technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic products, either manually or automatically. Research Frontiers has licensed its smart glass technology to over 40 companies that include well known chemical, material science and glass companies. Products using Research Frontiers’ smart glass technology are being used in tens of thousands of cars, aircraft, yachts, trains, homes, offices, museums and other buildings. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results, especially those reliant on activities by third parties, could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” and “SPD-SmartGlass” are trademarks of Research Frontiers Inc.

CONTACT

Joseph M. Harary

President and CEO

Research Frontiers Inc.

+1-516-364-1902

Info@SmartGlass.com